EXHIBIT 99.1

                                        BETHLEHEM

                                        BETHLEHEM STEEL CORPORATION
                                        1170 Eighth Avenue
                                        Bethlehem, PA 18016-7699

                                        MEDIA CONTACT:
                                          Bette Kovach (610) 694-3711
                                        INVESTOR RELATIONS CONTACT:
                                          Jeff Faloba (610) 694-2206
                                        INTERNET HOMEPAGE ADDRESS:
                                          www.bethsteel.com

FOR IMMEDIATE RELEASE
---------------------

                    BETHLEHEM STEEL FURTHER REDUCES QUARTERLY
                       LOSS WHILE LIQUIDITY REMAINS STABLE


           BETHLEHEM, PA., MONDAY, OCTOBER 21, 2002 - Bethlehem Steel Corporation reported a loss for the third quarter of 2002 of $54 million, an improvement from the loss of $119 million recorded in the second quarter of 2002 and the loss of $152 million recorded in the third quarter of 2001. Our recent losses include several unusual or non-cash items as reflected in the following table:

                                                             Three Months Ended                          Nine Months Ended
                                              --------------------------------------------------  ---------------------------------
                                                           2002                      2001              2002             2001
                                              --------------------------------  ----------------  ---------------------------------
                                               September 30       June 30        September 30      September 30     September 30
                                              ---------------- ---------------  ----------------  ---------------  ----------------
Net loss                                       $       (54.2)   $      (118.9)   $      (152.2)    $      (270.4)  $     (1,402.5)

Loss on closure of pipe mill                              2.5              -                -                2.5               -
Loss on sales of interest in iron ore
facility and excess ore                                   8.0              -                -                 8.0              -
Blast furnace outages                                     2.3             16.7              -                25.7              -
Environmental accrual                                     -               20.0              -                20.0              -
Income tax benefit                                        -                -                -               (10.3)             -
Loss on closure of Lackawanna Coke                        -                -              40.0                -              40.0
Gain on sale of MBR                                       -                -             (22.2)               -             (22.2)
Reserving deferred taxes                                  -                -                -                 -             984.0
Write-off equity investment                               -                -                -                 -               3.4
                                              ---------------- ---------------  ----------------  ---------------  ----------------
Net loss excluding unusual items               $       (41.4)   $       (82.2)   $      (134.4)    $      (224.5)  $       (397.3)
                                              ================ ===============  ================  ===============  ================

           "Our third quarter operating results were significantly better than both the second quarter of 2002 and the third quarter of 2001. Realized prices continued to improve, primarily as a result of reduced domestic supply from capacity shutdowns and the favorable Section 201 trade ruling in March 2002," said Robert "Steve" Miller, Jr., Chairman and Chief Executive Officer of Bethlehem Steel. "However, we believe prices will begin to level off in the fourth quarter as a significant portion of the reduced domestic capacity that occurred in 2001 is coming back online, with International Steel Group's start-up of the former LTV steel plants and Nucor's start-up of the former Trico Steel plant. We expect our financial performance to level out in the fourth quarter, as shipments decline seasonally. We will also incur additional costs in connection with planned maintenance in the fourth quarter at our light flat rolled plants.

           "We ended the third quarter of 2002 with liquidity of about $235 million. Our operations generated about $21 million in cash during the quarter compared to essentially break-even cash from operations during the first half of the year. We expect to have sufficient liquidity into 2003 to pursue various strategic alternatives toward a plan of reorganization.

           "Because of the decline in market value of our pension trust assets, continuing pension payments from the trust and declining interest rates, our pension plan is now about $3.2 billion underfunded at today's market. Accordingly, we now have over $6 billion of unfunded pension and other postretirement obligations, principally healthcare, that we simply cannot support. Further, like many companies with defined benefit pension plans, this increase in our unfunded pension obligation will require us to record a non-cash, direct charge to stockholders' deficit of about $1.5 billion if the market remains the same at year-end. This charge is only required at year-end and will not affect our 2002 operating results. Our operating results for the first nine months of 2002 include about $321 million for total pension and other post employment benefit expenses, much of which are non-cash. Without these expenses, Bethlehem would clearly report profits this year.

           "Domestic steel consumption remains fairly strong, driven principally by automotive sales. The problem of excess global capacity, however, remains a significant hurdle for the steel industry. As previously announced, the key for Bethlehem to emerge from Chapter 11 bankruptcy protection is the substantial reduction or elimination of our unfunded pension and retiree health care obligations together with a new labor agreement with the United Steelworkers of America. Negotiations are underway with the union to achieve a new labor agreement that will allow Bethlehem to become cost competitive with other restructured integrated producers and the mini mills."


                                  UNUSUAL ITEMS

           Our pipe mill located in Steelton, Pennsylvania has not operated since June 1999 and we recently announced the permanent closing of the facility. As a result, we recorded a $2.5 million charge in the third quarter of 2002 to account for the required employee benefit costs.

           We recently determined that our ownership percentage of Hibbing Taconite, our iron ore joint venture in Minnesota, exceeded the future iron ore requirements at our Burns Harbor plant. As a result, during the third quarter we sold an 8% interest in the venture and agreed to sell excess ore inventory. While we recognized a total loss of $8 million from these transactions, they avoided temporary production shutdowns of the iron ore facility that would have increased our costs and consumed cash in excess of the loss recognized.

           As previously reported, during the second quarter of 2002, the large bell on our D blast furnace at Burns Harbor failed, causing an extended repair outage and related lost production. The furnace was returned to full operation in June. Carryover costs related to the outage were about $2 million in the third quarter of 2002. The combination of the repair costs, unabsorbed costs from lost production and other related costs decreased net income by about $17 million in the second quarter. The first quarter of 2002 included carryover higher costs of $7 million from a separate blast furnace outage that occurred in the fourth quarter of 2001.

           During the second quarter of 2002, Bethlehem personnel attended a meeting requested by the New York Department of Environmental Conservation (NYDEC) to discuss the contents and timing of a Consent Order to conduct a RCRA Corrective Measures Study and to begin to implement an agreed upon plan of remediation at our closed steel manufacturing facility in Lackawanna, New York. Based upon the information received and the conceptual agreements reached at that meeting, we recorded a $20 million non-cash charge to reflect Bethlehem's most current estimate of the probable remediation costs at Lackawanna. The cash requirements for remediation are expected to be expended over a protracted period of years, according to a schedule to be agreed upon by Bethlehem and the NYDEC.

           The $10 million income tax benefit recorded in 2002 represents a tax refund as a result of the "Job Creation and Workers Assistance Act of 2002" that was enacted March 8, 2002. The Act provides us the ability to carry back a portion of our 2001 Alternative Minimum Tax loss for a refund of taxes paid in prior years that was not previously available. We received the refund in July 2002.

           Unusual non-cash charges for the nine months ended September 30, 2001 included fully reserving our net deferred tax asset, a provision for closure of our Lackawanna, New York coke plant, a gain on the sale of our interest in a Brazilian iron ore property and writing off our equity investment in Metal Site, an internet marketplace for steel that ceased operations. During the second quarter of 2001, it was determined that the cumulative financial accounting losses had reached the point that fully reserving the deferred tax asset was required. See Notes 3 and 6 to the accompanying Notes to September 30, 2002 Financial Statements for further details on these items.


                                FINANCIAL RESULTS

           Excluding unusual items previously mentioned, our third quarter 2002 net loss of $41 million compares with an $82 million net loss in the second quarter of 2002. The increase in average realized prices, on a constant mix basis, of about 6% during the quarter was the principal reason for the improved results.

           Bethlehem's net loss before unusual items of $41 million for the third quarter of 2002 is a $93 million improvement over the prior year net loss of $134 million. This improvement resulted from higher prices and an improved product mix, partially offset by higher costs. Average realized prices, on a constant mix basis, improved by about 12% from the same period last year. Our product mix shipped improved, as our percentage of higher margin, cold-rolled, coated and tin products increased and we reduced the percentage of lower margin secondary products. Costs were higher mainly from increased pension expense and reorganization expense partially offset by lower interest expense. Interest expense declined because, after filing for protection under chapter 11 on October 15, 2001, we are no longer accruing interest on unsecured debt.

           Our net loss before unusual items for the nine months ended September 30, 2002 of $225 million compares with a net loss of $397 million for the same period in 2001. The improvement is mainly attributable to improvements in prices, product mix and reduced costs, offset by lower shipments. Average realized prices on a constant mix basis have increased by about 4%. Our product mix shipped improved, as our percentage of shipments of higher margin, cold-rolled, coated and tin products increased, while we reduced the percentage of lower margin hot-rolled and secondary products. Costs were lower mainly from decreases in natural gas prices, employee reductions and lower interest expense, partially offset by higher pension expense and the effects of lower production volume at our plate operations. As previously mentioned, interest expense declined because we are no longer accruing interest on unsecured debt. Shipments were lower by about 4%, primarily in plate products, as business investment continues to lag, and from increased competition from new entrants into the plate marketplace.


                           FORWARD-LOOKING STATEMENTS

           Certain statements in this report are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated in such statements due to a number of factors, including changes arising from our chapter 11 filing. Due to material uncertainties, it is not possible to predict the length of time we will operate under chapter 11 protection, the outcome of the proceedings in general, whether we will continue to operate under our current organizational structure, whether there will be a major steel industry consolidation effort, the effect of chapter 11 cases on our businesses, including customer and supplier reactions and the interests of various creditors and security holders. Additional factors that may affect our business and financial results are changes in customer spending patterns, supplier choices and demand for steel products; the effect of planned and unplanned outages on our operations; the potential impact of strikes or work stoppages at facilities of our customers and suppliers; the sensitivity of our results to relatively small changes in prices we obtain for our products; intense competition due to excess global steel capacity, low-cost electric furnace facilities, imports (especially unfairly-traded imports) and substitute materials; the consolidation of many of our customers and suppliers; the high capital requirements associated with integrated steel facilities; the significant costs associated with environmental control and remediation expenditures; availability, prices and terms associated with raw materials, supplies, utilities and other services and items required by our operations; employment matters, including costs and uncertainties associated with our collective bargaining unit agreements, and employee postretirement obligations; the effect of possible future closure or exit of businesses; our highly leveraged capital structure and our ability to obtain new capital at reasonable costs and terms; financial difficulties encountered by joint venture partners; and the effect of existing and possible future lawsuits against us. The forward-looking statements included in this document are based on information available to us as of the date of this report, and we assume no obligation to update any of these statements.

                           BETHLEHEM STEEL CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                              (dollars in millions)
                                   (unaudited)

                                                                                                             NINE MONTHS ENDED
          Three Months Ended                                                                                    September 30
-------------------------------------------                                                             --------------------------
September 30      June 30       September 30
   2002             2002            2001                                                                     2002           2001
-----------     -----------     -----------                                                             -----------    -----------
   $ 938.5         $ 933.5         $ 825.4   NET SALES                                                   $ 2,675.8      $ 2,614.4
-----------     -----------     -----------                                                             -----------    -----------

                                             COSTS AND EXPENSES
     887.5           931.2           844.0         Cost of sales                                           2,630.2        2,670.0
      64.1            62.4            64.7         Depreciation                                              187.0          189.9
      19.7            22.3            24.8         Selling, administration and general expense                67.1           78.8
       2.5            20.0            17.8         Special charges (Note 3)                                   22.5           21.2
-----------     -----------     -----------                                                             -----------    -----------
     973.8         1,035.9           951.3   TOTAL COSTS AND EXPENSES                                      2,906.8        2,959.9
-----------     -----------     -----------                                                             -----------    -----------

     (35.3)         (102.4)         (125.9)  LOSS FROM OPERATIONS                                           (231.0)        (345.5)

      (4.9)           (3.7)           (1.4)  REORGANIZATION ITEMS (Note 4)                                   (10.7)          (1.4)

     (14.0)          (12.8)          (24.9)  FINANCING EXPENSE - NET (Note 5)                                (39.0)         (71.6)
-----------     -----------     -----------                                                             -----------    -----------

     (54.2)         (118.9)         (152.2)  LOSS BEFORE INCOME TAXES                                       (280.7)        (418.5)

         -               -               -   BENEFIT (PROVISION) FOR INCOME TAXES (Note 6)                    10.3         (984.0)
-----------     -----------     -----------                                                             -----------    -----------

     (54.2)         (118.9)         (152.2)  NET LOSS                                                       (270.4)      (1,402.5)

       9.8             9.9            10.2   DIVIDEND REQUIREMENTS ON PREFERRED AND PREFERENCE STOCK          29.6           30.6
-----------     -----------     -----------                                                             -----------    -----------

   $ (64.0)       $ (128.8)       $ (162.4)  NET LOSS APPLICABLE TO COMMON STOCK                          $ (300.0)    $ (1,433.1)
===========     ===========     ===========                                                             ===========    ===========


                                             NET LOSS PER COMMON SHARE:
   $ (0.49)        $ (0.98)        $ (1.25)        Basic and Diluted                                       $ (2.29)      $ (11.02)

                                             AVERAGE SHARES OUTSTANDING:
     131.0           131.0           130.2         Basic and Diluted                                         131.0          130.0


                                                                    ADDITIONAL DATA

     1,913           2,028           1,929         Steel products shipped (thousands of net tons)            5,821          6,074
     2,338           2,123           2,252         Raw steel produced (thousands of net tons)                6,767          6,942



The accompanying Notes are an integral part of the Consolidated Financial Statements.

                           BETHLEHEM STEEL CORPORATION

                           CONSOLIDATED BALANCE SHEETS
                              (dollars in millions)

                                     ASSETS

                                                                                       SEPTEMBER 30         DECEMBER 31
                                                                                           2002                 2001
                                                                                       (unaudited)
                                                                                      ---------------      ---------------
CURRENT ASSETS:
       Cash and cash equivalents                                                              $ 86.3              $ 104.0
       Receivables - net                                                                       382.5                350.4
       Inventories:
            Raw materials                                                                      244.2                259.5
            Finished and semifinished                                                          500.7                465.8
                                                                                      ---------------      ---------------
            Total Inventories                                                                  744.9                725.3
       Other current assets                                                                     24.2                 22.8
                                                                                      ---------------      ---------------
TOTAL CURRENT ASSETS                                                                         1,237.9              1,202.5
INVESTMENTS AND MISCELLANEOUS ASSETS - NET                                                      83.2                129.6
PROPERTY, PLANT AND EQUIPMENT                                                                2,714.7              2,686.9
INTANGIBLE PENSION ASSET                                                                       225.0                225.0
                                                                                      ---------------      ---------------
TOTAL ASSETS                                                                               $ 4,260.8            $ 4,244.0
                                                                                      ===============      ===============


                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
       Accounts payable                                                                      $ 153.7              $ 150.1
       Accrued employment costs                                                                 96.8                 37.9
       Accrued taxes                                                                            25.1                 14.4
       Debt and capital lease obligations - current (Note 10)                                   93.8                 19.3
       Other current liabilities                                                                60.9                 49.9
                                                                                      ---------------      ---------------
TOTAL CURRENT LIABILITIES                                                                      430.3                271.6

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS                                                   123.2                132.7
DEBTOR-IN-POSSESSION FINANCING                                                                 280.7                205.6
DEBT SECURED BY INVENTORY                                                                      289.9                289.9
DEFERRED GAIN                                                                                   86.9                103.2
OTHER LONG-TERM LIABILITIES                                                                     43.1                 43.4

LIABILITIES SUBJECT TO COMPROMISE (Note 7)                                                   4,956.2              4,878.1

STOCKHOLDERS' DEFICIT:
       Preferred Stock                                                                          11.3                 11.4
       Preference Stock                                                                          2.0                  2.0
       Common Stock                                                                            135.9                135.8
       Common Stock held in treasury at cost                                                   (65.9)               (65.9)
       Additional paid-in capital                                                            1,909.7              1,908.2
       Accumulated other comprehensive loss                                                   (833.0)              (833.0)
       Accumulated deficit                                                                  (3,109.5)            (2,839.0)
                                                                                      ---------------      ---------------
TOTAL STOCKHOLDERS' DEFICIT                                                                 (1,949.5)            (1,680.5)
                                                                                      ---------------      ---------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                                                $ 4,260.8            $ 4,244.0
                                                                                      ===============      ===============

The accompanying Notes are an integral part of the Consolidated Financial Statements.

                           BETHLEHEM STEEL CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (dollars in millions)
                                   (unaudited)

                                                                                           THREE MONTHS ENDED
                                                                     -----------------------------------------------------------
                                                                      SEPTEMBER 30,            JUNE 30,            MARCH 31,
                                                                           2002                  2002                 2002
                                                                     ------------------     ---------------      ---------------
OPERATING ACTIVITIES:
       Net loss                                                                $ (54.2)           $ (118.9)             $ (97.3)

       Adjustments for items not affecting cash from operating
        activities:
            Depreciation and amortization                                         64.1                62.4                 60.5
            Special charges                                                        2.5                20.0                    -
            Recognition of deferred gains                                         (5.4)               (5.3)                (5.6)
            Reorganization items                                                   4.9                 3.7                  2.1
            Other - net                                                            6.3                (2.4)                 4.9
       Working capital (excluding financing and investing
        activities):
            Receivables                                                           13.3               (30.9)               (20.0)
            Inventories                                                          (30.8)                7.4                  3.1
            Accounts payable                                                     (27.6)               16.7                 (9.8)
            Other                                                                  4.3                10.2                 10.7
       Funding postretirement benefits:
            Pension funding less than expense                                     38.0                30.1                 35.6
            Retiree healthcare and life insurance
              benefit payments less than expense                                  10.7                11.1                 14.1
                                                                     ------------------     ---------------      ---------------
CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES BEFORE
  REORGANIZATION ITEMS                                                            26.1                 4.1                 (1.7)
                                                                     ------------------     ---------------      ---------------

       Reorganization items                                                       (4.9)               (3.7)                (2.1)
                                                                     ------------------     ---------------      ---------------
CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES                                  21.2                 0.4                 (3.8)
                                                                     ------------------     ---------------      ---------------

INVESTING ACTIVITIES:
       Capital expenditures                                                      (18.9)              (41.4)               (14.2)
       Cash proceeds from asset sales                                              3.2                 5.9                 16.6
                                                                     ------------------     ---------------      ---------------
CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES                                 (15.7)              (35.5)                 2.4
                                                                     ------------------     ---------------      ---------------

FINANCING ACTIVITIES:
       Borrowings                                                                 60.1                30.0                  0.5
       Debt and capital lease payments                                           (36.9)               (3.2)               (18.1)
       Other payments                                                             (4.4)               (5.7)                (9.0)
                                                                     ------------------     ---------------      ---------------
CASH FROM (USED FOR) FINANCING ACTIVITIES                                         18.8                21.1                (26.6)
                                                                     ------------------     ---------------      ---------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                              24.3               (14.0)               (28.0)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                                   62.0                76.0                104.0
                                                                     ------------------     ---------------      ---------------
                          - END OF PERIOD                                         86.3                62.0                 76.0
AVAILABLE BORROWING UNDER COMMITTED BANK CREDIT ARRANGEMENTS                     148.1               178.1                197.4
                                                                     ------------------     ---------------      ---------------

TOTAL LIQUIDITY AT END OF PERIOD                                               $ 234.4             $ 240.1              $ 273.4
                                                                     ==================     ===============      ===============


 SUPPLEMENTAL CASH INFORMATION (NOTE 10):
        Interest and other financing costs, net of amount capitalized           $ 13.0              $ 11.3                $ 8.1
        Income taxes paid (received)                                              (8.1)                0.1                    -
        Capital lease obligations incurred                                           -                   -                  1.9



The accompanying Notes are an integral part of the Consolidated Financial Statements.

                           BETHLEHEM STEEL CORPORATION

          NOTES TO SEPTEMBER 30, 2002 CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)

1. The Consolidated Financial Statements as of and for the three-month and nine-month periods ended September 30, 2002 and 2001 and for the three-month periods ended June 30 and March 31, 2002 were not audited. However, in Management's opinion, the information reflects all adjustments necessary for a fair statement of the results for the periods presented. Management believes all adjustments were of a normal and recurring nature.

These Consolidated Financial Statements should be read together with audited financial statements in Bethlehem's Annual Report on Form 10-K for the year ended December 31, 2001 and other reports filed with the Securities and Exchange Commission during 2002.

2. On October 15, 2001, Bethlehem Steel Corporation and 22 of its wholly owned subsidiaries (collectively, the Debtors) filed voluntary petitions under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the Court). Bethlehem continues to manage its properties and operate its businesses under Sections 1107 and 1108 of the Code as a debtor-in-possession. Due to material uncertainties, it is not possible to predict the length of time the Debtors will operate under chapter 11 protection, the outcome of the reorganization in general, the effect of the reorganization on the Debtors' businesses or the recovery by creditors of the Debtors and equity holders of Bethlehem.

As a result of the chapter 11 filing, there is no assurance that the carrying amounts of the assets will be realized or that liabilities will be settled for amounts recorded. Bethlehem is pursuing a stand alone plan of reorganization while continuing to consider alternative opportunities for, among other things, possible consolidation and joint ventures with other steel operators and liquidation of part or all of Bethlehem's assets. There can be no assurance that any such alternatives will be implemented. After further consideration of such alternatives and negotiations with various parties in interest, Bethlehem expects to present a chapter 11 plan, which will likely cause a material change to the carrying amount of assets and liabilities in the financial statements.

The deadline for the creditors to file proofs of claim with the court-appointed claims agent was September 30, 2002, with certain extensions granted by the Court. Differences between the amounts reflected on Bethlehem's records and claims by creditors will be investigated and resolved in connection with our claims resolution process. That process has commenced and, in light of the number of creditors, will take considerable time to complete. Accordingly, the ultimate number and amount of allowed claims is not presently known and, because the settlement terms of such allowed claims are subject to a confirmed chapter 11 plan, the ultimate distribution with respect to allowed claims is not presently ascertainable.

3. A summary of special charges follows:

                                                         Three Months Ended                          Nine Months Ended
                                         --------------------------------------------------- ----------------------------------
                                                       2002                      2001              2002             2001
                                         ---------------------------------  ---------------- ----------------------------------
                                          September 30        June 30        September 30      September 30     September 30
                                         ----------------  ---------------  ---------------- ----------------  ----------------
     Loss on closure of pipe mill         $          2.5               -                -     $          2.5               -
     Environmental accrual                            -     $         20.0              -               20.0               -
     Loss on closure of Lackawanna Coke               -                -     $        40.0                -    $         40.0
     Gain on sale of MBR                              -                -             (22.2)               -             (22.2)
     Write-off equity investment                      -                -                -                 -               3.4
                                         ----------------  ---------------  ---------------- ----------------  ----------------
     Total                                $          2.5    $        20.0    $        17.8    $         22.5   $         21.2
                                         ================  ===============  ================ ================  ================


During August 2002, Bethlehem announced the permanent closing of a facility for producing large diameter pipe in Steelton, Pennsylvania. As a result, we recorded a $2.5 million non-cash charge to account for the required employee benefit costs.

During the second quarter of 2002, Bethlehem personnel attended a meeting requested by representatives from the New York Department of Environmental Conservation (NYDEC) to discuss the contents and timing of a Consent Order to conduct a RCRA Corrective Measures Study and to begin to implement an agreed upon plan of remediation at our closed steel manufacturing facility in Lackawanna, New York. Based upon the information received and the conceptual agreements reached at that meeting, we recorded a $20 million non-cash charge to reflect Bethlehem's most current estimate of the probable remediation costs at Lackawanna. The cash requirements for remediation are expected to be expended over a protracted period of years, according to a schedule to be agreed upon by Bethlehem and the NYDEC.

During the third quarter of 2001, we announced we would close our Lackawanna Coke operations. This facility ended operations on September 30, 2001. We recorded a charge of $40 million in connection with the closing, principally to account for the required employee benefit costs. Also in the third quarter, we sold our interest in MBR, a Brazilian iron ore property, for $4 million in cash and $19 million in credits against future iron ore purchases (all of which have been used) resulting in a $22 million gain.

Operating results for third quarter and nine months of 2001 include pension and OPEB expense of $4 million and $12 million related to incentives provided to certain employees at Burns Harbor to elect early retirement. Earlier during 2001, we received $18 million from the settlement of litigation related to construction of one of our coke oven batteries at Burns Harbor. Nine month 2001 operating results include $5 million for the recovery of litigation and maintenance costs already incurred; $13 million was deferred and is being amortized over the remaining useful life of the battery to offset expected higher than normal future maintenance costs.

4. The following net costs resulting from reorganization of the businesses have been reported in the statement of operations separately as reorganization items ($ in millions):

                                                            Three Months Ended                         Nine Months Ended
                                            --------------------------------------------------- ---------------------------------
                                                          2002                      2001             2002             2001
                                            ---------------------------------  ---------------- ---------------- ----------------
                                             September 30        June 30        September 30     September 30     September 30
                                            ----------------  ---------------  ---------------- ---------------- ----------------
     Professional and other fees             $          5.1   $         3.9     $         1.4    $         13.3   $          1.4
     Gains from termination of contracts                 -               -                 -               (2.0)              -
     Interest income                                   (0.2)           (0.2)               -               (0.6)              -
                                            ----------------  ---------------  ---------------- ---------------- ----------------
     Total                                   $          4.9   $         3.7     $         1.4    $         10.7   $          1.4
                                            ================  ===============  ================ ================ ================

5. Interest at the stated contractual amount on unsecured debt that was not charged to earnings as a result of our chapter 11 filing was approximately $11 million for the three-month periods ended September 30 and June 30, 2002 and approximately $32 million for the nine-month period ended September 30, 2002.

6. The income tax benefit recorded in 2002 represents a $10 million tax refund as a result of the "Job Creation and Workers Assistance Act of 2002" that was enacted on March 8, 2002. The Act provides us the ability to carry back a portion of our 2001 Alternative Minimum Tax loss for a refund of taxes paid in prior years that was not previously available. We received the refund in July 2002.

Bethlehem incurred financial accounting losses in 1999 through 2001. Our results during 2001 were worse than we anticipated at the beginning of the year and we were not able to use any of the NOL expiring in 2001 in our federal income tax return for the year. In the absence of specific favorable factors, application of FASB Statement No. 109, issued in 1992, and its subsequent interpretations require a 100% valuation allowance for any deferred tax asset when a company has cumulative financial accounting losses, excluding unusual items, over several years. Accordingly, in the second quarter of 2001, we provided a 100% valuation allowance for our deferred tax asset, increasing our non-cash provision for income taxes and net loss for the second quarter 2001 by $1,009 million. We provided a 100% valuation allowance for our deferred income tax asset for the balance of 2001 and for 2002. We will continue that policy in the future, until, at a minimum, a chapter 11 plan is confirmed.



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
7. Liabilities subject to compromise at September 30, 2002 and December 31, 2001 follows ($ in millions):

                                          September 30,         December 31,
                                               2002                 2001
                                       -------------------- -------------------

    Other postemployment benefits       $      2,043.4       $         2,005.7
    Pension liability                          1,729.2                 1,624.0
    Unsecured debt                               526.7                   526.7
    Accounts payable                             197.9                   220.8
    Accrued employment costs                     208.2                   270.6
    Other accrued liabilities                    173.6                   152.8
    Accrued taxes and interest                    77.2                    77.5
                                       -------------------- -------------------
    Total                               $      4,956.2       $         4,878.1
                                       ==================== ===================

8. Because of the decline in market value of our pension trust assets, continuing pension payments from the trust and declining interest rates, our pension plan is now about $3.2 billion underfunded at today's market. Applicable accounting principles will require us to record a non-cash, direct charge to stockholders' deficit of about $1.5 billion if the market remains the same at year-end. This charge is only required at year-end and will not affect our 2002 operating results.

9. Our financing arrangement with General Electric Capital Corporation restricts dividend payments. Preferred dividends are in arrears since the second quarter of 2001.

10. In the second quarter of 2002, we acquired the remaining 50% portion of the Columbus Coatings Company (CCC) and Columbus Processing Company (CPC) joint ventures from LTV Steel Corporation. CCC is an automotive quality, hot-dipped galvanized coating line and CPC is a steel slitting facility, both located in Columbus, Ohio. These interests were acquired on June 5, 2002 for cash, a release of LTV's guarantee of CCC's debt and forgiveness of claims against LTV by Bethlehem and CCC. The acquisition was accounted for as a purchase. CCC's and CPC's results are included in the Consolidated Financial Statements from the date of acquisition. Pro-forma amounts for the year are not significant. The value assigned to assets and liabilities acquired follows ($ in millions):

    Property, plant & equipment                                         $155.3
    Debt and capital lease obligation                                   (105.9)
    Other - net                                                            (.3)
                                                                     ----------
         Net assets                                                       49.1
    Less:
         Investment in and receivable from joint ventures and LTV        (46.7)
                                                                     ----------
    Cash purchase price, net of cash acquired                           $  2.4
                                                                     ==========

CCC's construction costs were financed in part with a loan under a 1999 agreement with a group of lenders. Bethlehem has guaranteed the full amount of the construction loan. Bethlehem provided CCC's lenders with a collateralized letter of credit for $30 million and a mortgage on our corporate headquarters building as additional collateral. In July 2002, CCC lenders used the letter of credit to reduce the outstanding loan balance by $30 million.

Because of our chapter 11 filing, CCC and Bethlehem are in default under the construction loan agreements which allows the lenders to call the full amount of the loan. We believe that the market value of CCC exceeds the net loan amount. We are working with the CCC lenders and others to resolve open issues or refinance the net outstanding debt. We believe these matters can be resolved without any additional significant impact on our liquidity.

On August 1, 2001, we purchased the remaining 45% ownership interest of Chicago Cold Rolling (CCR) that we did not already own for $1 million plus assumption of $19 million in debt. The acquisition was accounted for using the purchase method of accounting. Our results include the operations of CCR since the date of acquisition.





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